UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                _________________

                                   FORM 12b-25

                                _________________

                                SEC FILE NUMBER
                                   000-53448

                                  CUSIP NUMBER
                                   98-0507524


                           NOTIFICATION OF LATE FILING

(Check one):  |X| Form 10-K    |_| Form 20-F    |_| Form 11-K    |_| Form 10-Q
              |_| Form 10-D    |_| Form N-SAR   |_| Form N-CSR

              For Period Ended:  May 31, 2010

              |_| Transition Report on Form 10-K
              |_| Transition Report on Form 20-F
              |_| Transition Report on Form 11-K
              |_| Transition Report on Form 10-Q
              |_| Transition Report on Form N-SAR

              For the Transition Period Ended: N/A

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                         PART I - REGISTRANT INFORMATION

VIZSTAR, Inc.
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Full Name of Registrant

EASY CD YEARBOOK INC.
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Former Name if Applicable

c/o Celestial Jets Inc., 224 Fifth Avenue, Fourth Floor
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Address of Principal Executive Office (Street and Number)


New York, NY  10001
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City, State and Zip Code


                        PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


     (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion
|X| thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D,or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                              PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant is unable to file, without unreasonable effort and expense, its Form 10-K Annual Report for the period ended May 31, 2010 because the financial data previously provided to current management by former management representatives was been insufficient to allow it to complete satisfactory audited financial statements.

It is anticipated that the Form 10-K Annual Report, along with the audited financial statements, will be filed on or before the 15th calendar day following the prescribed due date of the Registrant's Form 10-K.




                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


               Gary Clyburn                 (646)               434-0030
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                 (Name)                   (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                            Yes  |X|     NO  |_|

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                            Yes  |_|     NO  |X|

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                 VIZSTAR, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2010                By: /s/ Gary Clyburn, Jr.
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                                         Gary Clyburn, Jr.
                                         President & Chief Executive Officer